Exhibit 10.1

Execution

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (the “Agreement”), dated and effective as of June 6, 2016 (the “Effective Date”), is by and among St. Denis J. Villere & Company, L.L.C. (“Villere & Company”), the undersigned Villere principals (the “Villere Principals”, and together with Villere & Company, “Villere”), the undersigned Villere Designees (as defined herein) and Epiq Systems, Inc., a Missouri corporation (the “Company”). In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Board Representation, Board Matters and Bylaw Amendments. The Company and Villere agree as follows:

(a)	The Nominating and Corporate Governance Committee (the “Governance Committee”) of the Company’s board of directors (the “Board”) has reviewed and approved the qualifications of Jeffrey Galgano, Barry LeBlanc and Gregory Share (each, a ”Villere Designee” and together the “Villere Designees”) proposed by Villere in the notice of nomination of directors for the Annual Meeting of the Company shareholders (the “Annual Meeting”) held in the year 2016 (the “2016 Annual Meeting”) delivered by Villere pursuant to the Company’s bylaws, dated December 4, 2015 (the “Nomination Notice”), and recommended their nomination to the Board, and the Board hereby agrees to include the Villere Designees as director nominees in the Company’s proxy statement for the 2016 Annual Meeting and the Annual Meeting held in the year 2017 (the “2017 Annual Meeting”); provided that if the 2016 Annual Meeting is not held on or before August 5, 2016, then the Board shall appoint the Villere Designees as directors to the Board on August 5, 2016. The Board shall increase the size of the Board to 12 members (or 14) to accommodate the election (or appointment) of the Villere Designees in 2016 as provided above, and shall reduce the size of the Board to 12 (if it has been increased to 14) in connection with the 2016 Annual Meeting.

(b)	As a condition to each Villere Designee’s nomination for election as a director of the Company at the 2016 Annual Meeting and the 2017 Annual Meeting or appointment, the Villere Designees must have provided the information set forth in Section 1(d) to the Company as promptly as practicable following the Company’s reasonable request therefor. The Board shall include each Villere Designee as a director nominee in the Company’s proxy statement for the 2016 and 2017 Annual Meetings, and solicit proxies in favor of the election of the Villere Designees at the 2016 and 2017 Annual Meetings and otherwise support the Villere Designees for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.

(c)	On or before December 31, 2016, three (3) members of the Board (other than any of the Villere Designees) shall resign from the Board, effective as of December 31,

2016, at which time the size of the Board shall be reduced to nine. The size of the Board shall not be increased (except only as provided in Section 1(a) above) at any time during the Standstill Period (as defined below) except that the Company shall be permitted to increase the size of the Board if such increase is undertaken for a legitimate business purpose (as reasonably determined by the Board) (x) in connection with a merger, acquisition, investment or other extraordinary business transaction involving the Company and an unaffiliated third party, or (y) in connection with a request from or transaction with an unaffiliated stockholder that beneficially owns 5.0% or more of the Company’s outstanding Common Stock.

(d)	As a condition to each Villere Designee’s nomination for election as a director of the Company at the 2016 Annual Meeting and the 2017 Annual Meeting or appointment, each of Villere and the Villere Designees shall provide, fully and completely, information that the Company reasonably requests (including information that is required to be disclosed in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, and information in connection with confirming independence or satisfying compliance and legal obligations, in each case as applicable to all non-employee directors).

(e)	Villere represents that each Villere Designee (i) meets all director independence standards of the Company, the NASDAQ Stock Market (“NASDAQ”) and the Securities and Exchange Commission (the “SEC”) and applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including Rule 10A-3, (ii) is qualified to serve as a director under the General and Business Corporations Law of Missouri (the “GBCLM”) and (iii) does not have any personal or business interests or relationships that conflict with or may potentially conflict with the responsibilities and obligations of such Villere Designee to the Company, including (x) any agreement, arrangement or understanding with any person other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Company, and (y) those that otherwise compete with the interests of the Company (including serving as a director, employee or consultant (or in a similar capacity) of any business that competes, in any material respect, with any of the businesses carried on by the Company).

(f)	Each Villere Designee shall, and Villere shall cause each Villere Designee to, provide to the Company an executed irrevocable resignation as director in the form attached hereto as Exhibit “A” (for each Villere Designee, the “Irrevocable Resignation”).

(g)	The Company’s obligations hereunder shall terminate immediately, and each Irrevocable Resignation shall immediately take effect, if Villere ceases to beneficially own (as defined below) at least 7.0% of the Company’s outstanding Common Stock, unless, solely with respect to a resignation occurring pursuant to this Section 1(g), the Board, in its sole discretion, determines to reject such resignation.

(h)	Each Villere Designee shall be compensated for his service as a director and shall be reimbursed for his expenses on the same basis as all other non-employee directors of the Company, and shall be entitled to the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company, all as such rights may exist from time to time; provided that the Company shall have no obligation to indemnify any Villere Designee with respect to any disputes arising out of, resulting from or in connection with this Agreement; and provided further that if any Villere Designee is appointed after the announcement of an Applicable Transaction, such Villere Designee shall only have the right to receive stock compensation if such Applicable Transaction is not consummated prior to December 31, 2016.

(i)	One of each of the Villere Designees shall be appointed to be a member of the Strategic Alternative Committee, the Governance Committee and the Compensation Committee of the Board. If during the Standstill Period any of the Villere Designees shall die, become disabled or otherwise cease to serve as a director for good cause, Villere shall be entitled to designate a replacement director, subject to the reasonable approval of such replacement by the Governance Committee, and if such replacement director is not approved by the Governance Committee, then Villere shall be entitled to designate a replacement director until the Governance Committee finds such replacement director reasonably acceptable; provided that any such replacement director must meet the qualifications set forth in Section 1(e) and must have provided the information set forth in Section 1(d) prior to any designation. Any such replacement director shall be considered a Villere Designee for all purposes of this Agreement.

(j)	The Company hereby agrees that (i) a Villere Designee is permitted to and may provide confidential information to Villere subject to and solely in accordance with the terms of the confidentiality agreement substantially in the form attached hereto as Exhibit “B” (the “Confidentiality Agreement”), which Villere and such Villere Designee agree to execute and deliver to the Company at such time Villere decides to receive confidential information from such Villere Designee and (ii) the Company will execute and deliver the Confidentiality Agreement to Villere as promptly as is reasonably practicable following execution and delivery thereof by the other signatories thereto.

(k)	Concurrently herewith, the Board has amended the bylaws of the Company solely to (i) remove the requirement that a nominating shareholder must have owned at least five percent (5%) of the Company’s outstanding Common Stock for at least twenty-four months prior to nominating persons for election to the Board, (ii) remove in its entirety Section 7.7 (Exclusive Forum) of the Company’s bylaws and (iii) amend the timing of the Annual Meeting. During the Standstill Period, the bylaws shall not be further amended to provide for any minimum share amount or minimum holding period requirement for a nominating shareholder, nor for any exclusive forum provision.

(l)	No later than one (1) business day after the filing of the Form 8-K (defined below) pursuant to Section 4, (i) the parties to the litigation captioned St. Denis J. Villere & Company LLC, et al. v. Epiq Systems, Inc., et al., Case No. 1516-CV26509 (the “Litigation”) shall file with the Missouri Court of Appeals a letter informing it that a settlement has been reached and that the previously scheduled deadlines can be taken off calendar; (ii) Villere shall file with the Circuit Court of Jackson County, Missouri (the “Circuit Court”) a dismissal with prejudice of its claims against the Company and the individual defendants (without costs); (iii) the Company and individual defendants shall file with the Circuit Court a dismissal with prejudice of their counterclaims against Villere, George Young and the Villere Client Counter-Defendants (which include Biloxi Marsh Lands Corp., Crossroads Holdings LLC, Kathleen G. Favrot, Kathleen Favrot, executor H.M. Favrot, Judith W. Freeman, Laura L. Freeman, Marla R. Garvey, Eugenie & Joseph Jones Family, William J. Kearney III ADM, Burt H. Keenan, Lake Eugenie Land & Development Inc., James J. Leonard, Jonathan C. McCall, Richard Evan McCall, Johnathan McCall, Sr., Alexander Milne Development, Alan H. Phillipson, Jack B. Rettig, Toler Foundation and Zemurray Foundation) (without costs); and (iv) and the parties shall enter into the Release Agreement attached hereto as Exhibit “C”.

(m)	As of the Effective Date, Villere hereby irrevocably withdraws the notice of nomination of directors for the 2016 Annual Meeting delivered by Villere pursuant to the Company’s bylaws, dated December 4, 2015.

2.	Standstill, Support Agreement, Litigation.

(a)	For the purposes of this Agreement, the “Standstill Period” shall mean the period beginning on the Effective Date and ending on the Termination Date (as defined below).

(b)	During the Standstill Period, Villere shall not and shall cause its Affiliates (as such term is defined below) not to, directly or indirectly, act on behalf of itself or its clients (including, without limitation, funds (whether or not registered under the Investment Company Act of 1940) and managed accounts) to take any of the below listed actions:

(i)	solicit proxies or written consents of shareholders, or conduct any other type of referendum (binding or non-binding) with respect to the Voting Securities (as defined below), or from the holders of the Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or assist any person or entity not a party to this Agreement (a “Third Party”) in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of the Voting Securities;

(ii)	encourage, advise or influence any other person or assist any Third Party in so encouraging, assisting or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any other type of referendum with respect to the Company or the Voting Securities;

(iii)	form or join in a partnership, limited partnership, syndicate or other group (other than any such group comprised solely of Villere), including, without limitation, a group as defined under Section 13(d) of the Exchange Act, with respect to the Voting Securities, or otherwise support or participate in any effort by a Third Party with respect to the matters set forth in Section 2(b)(i) above;

(iv)	present any proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) for consideration for action by shareholders, make a request for a list of the Company’s shareholders, propose any nominee for election to the Board, or seek to place a representative on the Board or seek the removal of any director from the Board;

(v)	offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by Villere to any Third Party, which Villere knows or reasonably should know after due inquiry, would result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time or would increase the beneficial or other ownership interest of any Third Party who, together with its Affiliates, has a beneficial or other ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time, except in each case in a transaction approved by the Board;

(vi)	make any request under Section 351.215 of the GBCLM;

(vii)	threaten, file, support or otherwise commence or cause to be threatened, filed, supported or otherwise commenced, any complaint, litigation, claim, action, suit, appraisal proceeding or similar proceeding (collectively, a “Legal Proceeding”) against the Company or its Affiliates, directors, officer or employees (except solely in connection with enforcing its rights hereunder);

(viii)	make any public statement or statement reasonably likely to be made public regarding the Company or its Affiliates, officers, directors, employees or businesses unless approved in writing in advance by the Company;

(ix)	effect, seek to effect, or in any way assist or facilitate any other person in effecting or seeking to effect (i) any tender offer or exchange offer to acquire securities of the Company, any acquisition of any material assets or business of the Company or any of its subsidiaries, or any merger, acquisition, share exchange or other business combination involving the Company or any of its subsidiaries, or (ii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(x)	(i) publicly request in writing any waiver, or consent under, or any amendment of, any provision of this Agreement, or (ii) file or commence any Legal Proceeding to contest the validity of this Section 2 or to seek a release from the restrictions contained in this Section 2;

(xi)	cause or request any person to revoke a proxy held by Villere in respect of any Shared Voting Security (as defined below);

(xii)	if an Applicable Transaction (as defined below) is approved by the Board and recommended by the Board to the shareholders of the Company, file, conduct, participate in, facilitate, encourage, or otherwise support in any manner any shareholder litigation, including derivative litigation, resulting from, arising out of or relating to such Applicable Transaction; or

(xiii)	enter into any negotiations, agreements or understandings with any person with respect to the foregoing or advise, assist, encourage or seek to persuade any other person to take any action with respect to any of the foregoing.

(c)	Notwithstanding anything in this Agreement to the contrary, until the Termination Date, Villere shall cause all Voting Securities with respect to which it has sole voting power as of the record date for any annual or special meeting of shareholders or in connection with any solicitation of shareholder action by written consent (each a “Shareholder Meeting”), and all Shared Voting Securities for which Villere holds a proxy or right to vote at the time of the Shareholder Meeting, in each case that are entitled to vote at any such Shareholders Meeting, to be present for quorum purposes and to be voted at all Shareholder Meetings or at any adjournments or postponements thereof:

(i)	for all directors nominated by the Board for election at such Shareholders Meeting;

(ii)

(x) in accordance with the recommendation of the Board for (1) any proposal to approve the compensation of the Company’s named executive officers (commonly referred to as the “say on pay” proposal), or (2) any proposal to ratify the appointment of the Company’s independent registered accounting firm, (y) any proposal to amend or approve a new

Company equity incentive plan, and (z) in accordance with the recommendation of the Board for any proposal to postpone a meeting in order to solicit votes from shareholders; and

(iii)	for any proposal presented to the shareholders for a vote on or before December 31, 2016 to approve a merger, stock purchase or other acquisition of the Company, if and to the extent that (x) the Board receives an opinion from a nationally recognized investment bank that the consideration for such transaction is fair to the shareholders of the Company from a financial point of view, (y) such transaction has been approved by (and such approval has not been withdrawn by) the Board at a price above an acceptable threshold and (z) the type of consideration and price per share to be paid in the transaction with respect to shares of Common Stock beneficially owned by Villere is the same as to the type of consideration and price per share to be paid with respect to the shares of Common Stock held by all other shareholders (other than any rights to an appraisal remedy for which Villere has waived its rights) (a transaction that meets the foregoing conditions in clauses (x), (y) and (z), an “Applicable Transaction”), whether structured as a merger or otherwise.

(d)	If an Applicable Transaction is structured to include a tender offer, Villere will, and will cause its Affiliates to, tender all Common Stock beneficially owned by Villere and/or its Affiliates.

(e)	Notwithstanding anything in this Agreement to the contrary, as a condition to each Villere Designee’s nomination for election as a director of the Company at the 2016 Annual Meeting and 2017 Annual Meeting or appointment, and as a condition to the Company’s obligations set forth in Section 1(i), Villere shall enter into a customary support agreement with the Company substantially in the form attached hereto as Exhibit “D” (the “Support Agreement”) if requested by the Company on or before December 31, 2016 in connection with an Applicable Transaction.

(f)	During the Standstill Period, (i) the Company shall not and shall cause each of its Affiliates not to make any public statement or statement reasonably likely to be made public disparaging Villere or its Affiliates, officers, directors, employees, clients or businesses unless approved in writing in advance by Villere and (ii) Villere shall not and shall cause each of its Affiliates not to make any public statement or statement reasonably likely to be made public disparaging the company or its Affiliates, officers, directors, employees, clients or businesses unless approved in writing in advance by the Company.

As used in this Agreement: (A) the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, (B) the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature, (C) the term “Voting Securities” shall mean the common stock, par value $0.01 per share, of the Company (the “Common Stock”) and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities, whether or not subject to the passage of time or other contingencies and (D) the terms “beneficial owner” and “beneficially own” shall have the meanings as set forth in Rule 13d-3 promulgated under the Exchange Act.

3.	Corporate Policies. Each Villere Designee shall comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading policies and guidelines of the Corporation and as approved by the Board from time to time as applicable to all non-employee directors, and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees (subject to the provisions of Section 1(j) above) to the same extent required of all other non-employee directors.

4.	Public Announcement. The Company and Villere shall announce this Agreement and the material terms hereof only by means of a joint press release in the form attached as Exhibit “E” issued at the time the Company publicly files a Current Report on Form 8-K announcing this Agreement (the “Form 8-K”), which press release shall be attached to the Form 8-K and which Form 8-K shall be filed within two business days following the Effective Date. Villere shall not file an amendment to its Schedule 13D relating to the securities of the Company until after the Company files the Form 8-K announcing this Agreement (provided that the Company timely files the Form 8-K pursuant to the preceding sentence), and Villere shall provide a draft of the Schedule 13D to the Company in advance of the filing and shall consider any comments of the Company in good faith.

5.	Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that:

(a)	such party has all requisite company power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(b)	this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and

(c)	this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound, or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

6.

Representations and Warranties of Villere. Villere represents and warrants that, as of the date of this Agreement, (i) it beneficially owns 5,255,524 shares of Common Stock, of which (x) it has the sole voting and dispositive power for 5,198,789 shares of Common Stock, and (y) it has shared voting and dispositive power for 5,255,524 shares of Common Stock (any such share of Common Stock, a “Shared Voting Security”), (ii)

except for such ownership or exposure, neither Villere nor any of its Affiliates, has any other direct or indirect beneficial ownership of, and/or economic exposure to, any Voting Securities (or rights or options to own or acquire any Voting Securities, including, without limitation, through any derivative transaction), and (iii) Villere holds a valid proxy for all Shared Voting Securities.

7.	Miscellaneous. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the federal or state courts located in Jackson County in the State of Missouri (the “Chosen Courts”). In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chosen Courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chosen Courts, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such parties’ principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING, WITHOUT LIMITATION, VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF MISSOURI APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

8.	No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as, or be construed to be a waiver of, any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. While the Company is agreeing to nominate the Villere Designees for election to the Board pursuant (and subject) to the terms of this Agreement, nothing in this Agreement constitutes a waiver of the requirements or eligibility standards a shareholder must satisfy under the bylaws of the Company or otherwise in order for a shareholder to nominate a person for election as a director at any shareholder meeting.

9.	Entire Agreement. This Agreement and the exhibits and schedules attached hereto contains the entire understanding of the parties with respect to the subject matter hereof and thereof and may be amended only by an agreement in writing executed by the parties hereto. Notwithstanding the foregoing, each of the Company and Villere acknowledge and agree that nothing herein amends, supersedes, restricts or otherwise affects in any manner each party’s obligations pursuant to that certain Agreed Protective Order entered by the Circuit Court in the Litigation on February 1, 2016.

10.	Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if given by overnight mail and email, when such overnight mail and email are transmitted to the address and email address set forth below and the appropriate confirmations are received:

If to the Company:
Epiq Systems, Inc.
501 Kansas Avenue
Kansas City, KS 66105-1103
Attention:	General Counsel
Email:	jrothman@epiqsystems.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attention:	Richard W. Porter, P.C.
Robert M. Hayward, P.C.
Phone:	(312) 862-2000
Email:	Richard.Porter@kirkland.com
Robert.Hayward@kirkland.com
If to Villere:
St. Denis J. Villere & Company, L.L.C.
601 Poydras St, Suite 1808
New Orleans, LA 70130
Attention:	George Young
Email:	georgey@villere.com

With a copy to (which shall not constitute notice):

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention:	Marc Weingarten
Michael Swartz
Phone:	(212) 756-2000
Email:	marc.weingarten@srz.com
michael.swartz@srz.com

11.	Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

12.	Counterparts. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.

13.	Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

14.	No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

15.	Fees and Expenses. Concurrently with the execution of this Agreement, the Company shall reimburse Villere $3,550,000 for its out-of-pocket fees and expenses incurred in connection with the Litigation, by wire transfer of funds. Except as provided in this Section 15, neither the Company, on the one hand, nor Villere, on the other hand, will be responsible for any costs, fees or expenses of the other in connection with, arising out of and/or related to this Agreement, the Litigation or any Applicable Transaction.

16.	Termination. Each of the Company, on one hand, and Villere, on the other, may terminate this Agreement at any time after the date that is 30 days prior to the last day on which a shareholder must give notice to the Company of the shareholder’s intention to nominate directors at the Annual Meeting to be held in the year 2018 pursuant to the Company’s bylaws, by delivering a written notice to the other party pursuant to Section 10 hereof, except that, in each case, the Agreement shall not terminate, and the Standstill Period shall remain in full force and effect, unless and until the date on which each individual serving as a Villere Designee hereunder resigns and/or is no longer serving as a director of the Company. After any such termination notice is given and no individual who served as a Villere Designee remains on the Board (such date, the “Termination Date”), no party hereto shall have any further rights or obligations hereunder; provided, however, that (i) Sections 1(d), 1(e) and 3 shall survive in accordance with their terms and Section 7 through 17 (including this Section 16) shall survive any such termination, (ii) no party shall be released from any breach of this Agreement that occurred prior to the termination of this Agreement, and (iii) the Confidentiality Agreement shall survive in accordance with its terms. For the avoidance of doubt, the Company shall have no right to reject the resignation of any Villere Designee delivered pursuant to solely this Section 16.

17.	Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

EPIQ SYSTEMS, INC.

By:	/s/ Tom W. Olofson
	Name:	Tom W. Olofson
	Title:	Chairman and CEO

Signature Page to Director Nomination Agreement

ST. DENIS J. VILLERE & COMPANY, L.L.C.

By:	/s/ George V. Young
	Name:	George V. Young
	Title:	Partner

VILLERE PRINCIPALS:

By:	/s/ George V. Young
	Name:	George V. Young

By:	/s/ St. Denis J. Villere, II
	Name:	St. Denis J. Villere, II

By:	/s/ St. Denis J. Villere, III
	Name:	St. Denis J. Villere, III
By:	/s/ Lamar Villere
Name:	George Villere, by Lamar Villere, attorney-in-fact

VILLERE DESIGNEES:

By:	/s/ Jeffrey Galgano
	Name:	Jeffrey Galgano

By:	/s/ Barry Leblanc
	Name:	Barry Leblanc

By:	/s/ Gregory Share
	Name:	Gregory Share

Signature Page to Director Nomination Agreement

EXHIBIT “A”

FORM OF IRREVOCABLE RESIGNATION

June 6, 2016

EPIQ SYSTEMS, INC.

501 Kansas Avenue

Kansas City, Kansas 66105

ATTENTION: SECRETARY

Re:        Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 1 of the Director Nomination Agreement, dated as of June 6, 2016 (the “Agreement”), by and between Epiq Systems, Inc. (the “Company”) and Villere (as defined therein). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement. Effective upon the earlier of (i) Villere’s ceasing to beneficially own (as defined in the Agreement) at least 7.0% of the Company’s outstanding Common Stock pursuant to Section 1(g) of the Agreement and (ii) the delivery of a termination notice by either the Company or Villere pursuant to Section 16 of the Agreement, I hereby tender my resignation of my position as a director of the Company and from any and all committees of the Board of Directors (the “Board”) on which I serve, subject to the acceptance of such resignation by the Board of the Company in the case of a resignation pursuant to the foregoing clause (i).

This resignation may not be withdrawn by me at any time during which it is effective.

Sincerely,

Name:

EXHIBIT “B”

FORM OF CONFIDENTIALITY AGREEMENT

EPIQ SYSTEMS, INC.

501 Kansas Avenue

Kansas City, KS 66105-1103

June 6, 2016

To: St. Denis J. Villere & Company, L.L.C.

Ladies and Gentlemen:

This letter agreement shall become effective upon due execution by each of the parties hereto. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Director Nomination Agreement (the “Director Nomination Agreement”) dated as of June 6, 2016 among Epiq Systems, Inc. (the “Company”) and St. Denis J. Villere & Company, L.L.C. and its principals (“Villere”). The Company understands and agrees that, subject to the terms of, and in accordance with, this letter agreement, applicable fiduciary duties and except as otherwise instructed by the Company, a Villere Designee (as defined in the Director Nomination Agreement) may, disclose information obtained while serving a member of the Board of Directors (the “Board”) of the Company to you and the Representatives (as hereinafter defined) and may discuss such information with any and all such persons. As a result, you may receive certain non-public information regarding the Company. You acknowledge and agree that this information is proprietary to the Company and may include trade secrets, strategic, business or financial planning information, financial results, financial projections and forecasts, discussions or deliberations of the Board or its committees as a whole or of individual members of the Board or its committees or members of senior management, advice received by the Board or its committees or members of management of the Company from attorneys, accountants, consultants, financial advisors and other advisors or other business information the disclosure of which could harm the Company or its shareholders. In consideration for, and as a condition of, non-public information being furnished to you and in consideration for the Company’s agreements and obligations in the Director Nomination Agreement and, subject to the restrictions in paragraph 2, your attorneys, advisors, directors, members, officers and employees (collectively, “Representatives”) and you agree to treat any and all information concerning the Company that is furnished to you or your Representatives (regardless of the manner in which it is furnished, including without limitation in written or electronic format or orally, gathered by visual inspection or otherwise) by any Villere Designee, or by or on behalf of the Company or any of the Company Representatives, together with any notes, analyses, compilations, studies, interpretations, documents, records, extracts or other summaries thereof containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, “Confidential Information”), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth.

1. The term “Confidential Information” does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives in violation of this letter agreement or any obligation of confidentiality, (ii) was within your or any of your Representatives’ possession on a non-confidential basis prior to its being furnished to you by a Villere Designee, or by or on behalf of the Company or (iii) is received from a source other than a Villere Designee, the Company or any of its representatives; provided, that in the case of (iii) above, the source of such information was not reasonably believed to you, after inquiring of the disclosing person and the Company promptly thereafter, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information at the time the same was disclosed.

2. You and your Representatives will, and you will cause your Representatives to, (a) keep the Confidential Information strictly confidential, (b) not disclose any of the Confidential Information in any manner whatsoever without the prior written consent of the Company and (c) not use any of the Confidential Information except to evaluate its interest in the Company as a stockholder; provided, however, that you may disclose any of such information to your Representatives (i) who need to know such information for the sole purpose of advising you and (ii) who are informed by you of the confidential nature of such information and who agree in writing to keep such information confidential in accordance with this letter agreement and the Director Nomination Agreement; provided, further, that you will be responsible for any violation of this letter agreement by your Representatives as if they were parties hereto except that you will not be so responsible with respect to any such Representative who has executed a copy of this letter agreement as an Additional Signatory and delivered such signed copy to the Company. It is understood and agreed that no Villere Designee shall disclose to you or your Representatives any Legal Advice (as defined below) that may be included in the Confidential Information with respect to which such disclosure would constitute waiver of the Company’s attorney client privilege; provided, however, that a Villere Designee may provide such disclosure if reputable outside legal counsel of national standing provides the Company with a written opinion that such disclosure will not waive the Company’s attorney client privilege with respect to such Legal Advice. ”Legal Advice” as used herein shall be solely and exclusively limited to the advice provided by legal counsel stating legal rights, duties, liabilities and defenses and shall not include factual information or the formulation or analysis of business strategy.

3. In the event that you or any of your Representatives are required by applicable subpoena, legal process or other legal requirement to disclose any of the Confidential Information, you will promptly (and in any event, sufficiently in advance of any such disclosure to allow the Company a reasonable opportunity to respond) notify (except where such notice would be legally prohibited) the Company pursuant to the Director Nomination Agreement in writing by overnight and email which notification shall include a list detailing the specific Confidential Information you intend to disclose so that the Company may seek a protective order, other appropriate remedy or other actions to limit such disclosure (and if the Company seeks such an order, other remedy or other actions you will provide such cooperation as the Company shall reasonably request, at its cost and expense). Nothing herein shall be deemed to prevent you or your Representatives, as the case may be, from honoring a subpoena, legal process or other legal requirement that seeks or requires discovery, disclosure or production of the Confidential Information if (a) you produce or disclose only that portion of the Confidential

Information which your outside legal counsel of national standing advises you is legally required to be so produced or disclosed and you inform the recipient of such Confidential Information of the existence of this letter agreement and the confidential nature of such Confidential Information; or (b) the Company consents in writing to having the Confidential Information produced or disclosed pursuant to the subpoena, legal process or other legal requirement. In no event will you or any of your Representatives oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information. It is understood that there shall be no “legal requirement” requiring you to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative transactions with respect to, the Common Stock of the Company or otherwise proposing or making an offer to do any of the foregoing or making any offer, including any tender offer, or you would be unable to file any proxy materials in compliance with Section 14(a) of the Exchange Act or the rules promulgated thereunder. Before filing any Schedule 13D or amendment thereto pursuant to Section 13(d) of the Exchange Act or the rules promulgated thereunder with the SEC or other governmental or regulatory body in which you intend to include Confidential Information that you believe is legally required to be included in such a filing, you will submit such filing to the Company for review and will not include such Confidential Information in such filing if the Company provides you (not more than one business day following your delivery of such filing to the Company), with a written opinion addressed to you of reputable outside legal counsel of national standing, stating that the Confidential Information is not legally required to be included in such filing and stating that you may rely upon such opinion.

4. You acknowledge that (a) none of the Company or any of its representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, and (b) none of the Company or any of its representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom. You and your Representatives shall not directly or indirectly initiate contact or communication with any executive or employee of the Company other than any of the Company’s named executive officers in the Company’s Form 10-K concerning Confidential Information, or to seek any information in connection therewith from any such person (other than such persons) without the prior consent of the Company; provided, however, the restriction in this sentence shall not in any way apply to any Villere Designee.

5. All Confidential Information shall remain the property of the Company. Neither you nor any of your Representatives shall by virtue of our disclosure of and/or your use of any Confidential Information acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company. Upon the request of the Company for any reason, you will promptly return to the Company all originals and hard copies of the Confidential Information and permanently erase or delete all electronic copies of the Confidential Information in your or any of your Representatives’ possession or control (and, upon the request of the Company, shall certify to the Company that such Confidential Information has been returned, erased or deleted, as the case may be). Notwithstanding the foregoing, you and your Representatives (i) may retain a copy of the Confidential Information in order to comply with applicable law, regulation or professional standards, or to comply with a bona fide document retention policy, and (ii) to the extent that Confidential Information is retained in standard archival or a computer back-up system in the ordinary course of business, such retained Confidential Information shall be destroyed only to the extent that it is reasonably practical to do so, provided, that, such retained Confidential Information shall remain subject to the terms of this letter agreement for so long as retained by you or your Representatives. Notwithstanding the return or destruction of Confidential Information, you, and your Representatives will continue to be bound by the confidentiality and other obligations set forth in this letter agreement.

6. You acknowledge that the Confidential Information may constitute material non-public information under applicable federal and state securities laws, and that you shall not trade or engage in any transaction involving the Company’s securities, on the basis of such information in violation of such laws.

7. You hereby represent and warrant to the Company that (i) you have all requisite company power and authority to execute and deliver this letter agreement and to perform your obligations hereunder, (ii) this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms, (iii) this Agreement will not result in a violation of any terms or conditions of any agreements to which you are a party or by which you may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting you, and (iv) your entry into this Agreement does not require approval by any owners or holders of any equity interest in you (except as has already been obtained).

8. Any waiver by the Company of a breach of any provision of this letter agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this letter agreement. The failure of the Company to insist upon strict adherence to any term of this letter agreement on one or more occasions shall not be considered a waiver or deprive the Company of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

9. You acknowledge and agree that the value of the Confidential Information to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms. You further acknowledge and agree that in the event of an actual or threatened violation of this letter agreement, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, you acknowledge and agree that, in addition to any and all other remedies which may be available to the Company at law or equity, the Company shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement exclusively in the Circuit Courts of Jackson County in the State of Missouri, or, if such court lacks subject matter jurisdiction, the United States District Court for the Western District of Missouri (the “Chosen Courts”). In the event that any action shall be brought in equity to enforce the provisions of this letter agreement, you shall not allege, and you hereby waive the defense, that there is an adequate remedy at law.

10. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chosen Courts in the event any dispute arises out of this letter agreement or the transactions contemplated by this letter agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this letter agreement or the transactions contemplated by this letter agreement in any court other than the Chosen Courts, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (e) each of the parties irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such parties’ principal place of business or as otherwise provided by applicable law. THIS LETTER AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF MISSOURI APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

11. This letter agreement and the Director Nomination Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof and this letter agreement may be amended only by an agreement in writing executed by the parties hereto. Notwithstanding the foregoing, each of the Company and Villere acknowledge and agree that nothing herein amends, supersedes, restricts or otherwise affects in any manner each party’s obligations pursuant to that certain Agreed Protective Order entered by the Circuit Court of Jackson County, Missouri in the Litigation (as defined in the Director Nomination Agreement) on February 1, 2016.

12. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if given by overnight and email, when such overnight mail and email are transmitted to the address and email address set forth below and the appropriate confirmation is received:

If to the Company:
Epiq Systems, Inc.
501 Kansas Avenue
Kansas City, KS 66105-1103
Attention:	General Counsel
Email:	jrothman@epiqsystems.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attention:	Richard W. Porter, P.C.
Robert M. Hayward, P.C.
Phone:	(312) 862-2000
Email:	Richard.Porter@kirkland.com
Robert.Hayward@kirkland.com

If to Villere:

St. Denis J. Villere & Company, L.L.C.
601 Poydras St, Suite 1808
New Orleans, LA 70130
Attention:	George Young
Email:	georgey@villere.com

With a copy to (which shall not constitute notice):
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention:	Marc Weingarten
Michael Swartz
Phone:	(212) 756-2000
Email:	marc.weingarten@srz.com
michael.swartz@srz.com

13. If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement.

14. This letter agreement may be executed in two or more counterparts which together shall constitute a single agreement.

15. This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company. This letter agreement, however, shall be binding on successors of the parties hereto.

17. This letter agreement shall expire upon the earlier of (i) two (2) years from the date that no Villere Designee serves as a director of the Company and (ii) seven (7) years from the date on which Villere last received any Confidential Information; except that you shall maintain in accordance with the confidentiality obligations set forth herein any Confidential Information constituting trade secrets for such time as such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3).

[Signature Page Follows]

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

EPIQ SYSTEMS, INC.

By:
Name:
Title:

Accepted and agreed as of the date first written above:

ST. DENIS J. VILLERE & COMPANY, L.L.C.

By:
Name:
Title:

EXHIBIT “C”

RELEASE AGREEMENT

WHEREAS, this Release Agreement (the “Release Agreement”) is hereby made and entered into by and among St. Denis J. Villere & Company, L.L.C. (“Villere”), George V. Young, Epiq Systems, Inc. (“Epiq”), Tom W. Olofson, Brad D. Scott, W. Bryan Satterlee, Edward M. Connolly, Jr., Charles C. Connely, IV, James A. Byrnes, Joel Pelofsky and Douglas M. Gaston (the “Individual Defendants) (each individually a “Party” and collectively the “Parties”).

WHEREAS, the Parties desire to effect a full, complete, final, and binding settlement and compromise of all claims, charges, actions, or causes of action by either Party against the other including, but not limited to, claims and counterclaims related to the Actions, the Director Appointment Agreement dated as of November 1, 2014 between Epiq and Villere (the “Director Appointment Agreement”), Epiq’s 2010 Amended and Restated Bylaws, and Epiq’s 2014 Amended and Restated Bylaws.

WHEREAS, this Release Agreement shall become effective upon due execution by each of the Parties hereto. Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Director Nomination Agreement dated as of June 6, 2016 between Epiq and Villere (the “Director Nomination Agreement”) .

WHEREAS, in Section 1(l) of the Director Nomination Agreement, the Parties agreed to dismiss, with prejudice, the litigation pending between them, including all claims, counterclaims, and appeals, in the Missouri Court of Appeals (WD79622) and the Circuit Court (Case No. 1516-CV26509) (collectively, the “Actions”). In connection with those dismissals, the Parties desire to grant each other and all parties to the Actions releases as described below.

WHEREAS, Villere represents that each of the twenty Villere Client Counter-Defendants (Biloxi Marsh Lands Corp., Crossroads Holdings LLC, Kathleen G. Favrot, Kathleen Favrot, executor H.M. Favrot, Judith W. Freeman, Laura L. Freeman, Marla R. Garvey, Eugenie & Joseph Jones Family, William J. Kearney III ADM, Burt H. Keenan, Lake Eugenie Land & Development Inc., James J. Leonard, Jonathan C. McCall, Richard Evan McCall, Johnathan McCall, Sr., Alexander Milne Development, Alan H. Phillipson, Jack B. Rettig, Toler Foundation and Zemurray Foundation) (collectively, the “Villere Client Counter-Defendants”) have authorized Villere to enter into this Release Agreement on their behalf.

NOW, THEREFORE, in consideration of the mutual covenants and promises each Party has made to the other as set forth in this Release Agreement, the Parties hereby agree as follows:

Of Epiq Systems, Inc. and the Individual Defendants. Villere and George Young, on behalf of themselves, their respective direct and indirect affiliates, and their respective officers, directors, members, partners (general and limited), employees, principals, agents, shareholders, parents, subsidiaries, representatives, successors in interest, and assigns (including the Villere Client Counter-Defendants) (collectively, the “Villere Releasors”), do hereby irrevocably remise, release, acquit and forever discharge the Individual Defendants and Epiq, their direct and indirect affiliates, and each of their respective past and present officers, directors, members, partners (general and limited), employees, principals, agents, shareholders, parents, subsidiaries, representatives, attorneys, heirs, spouses, predecessors in interest, successors in interest, attorneys and assigns (collectively, the “Epiq Releasees”), from any and all claims, demands, rights, causes of action, suits, petitions, complaints, damages of any kind, liabilities, debts, punitive or statutory damages, penalties, losses and issues of any kind or nature whatsoever, asserted or unasserted, known or unknown, arising out of or relating to the Actions, the Director Appointment Agreement, Epiq’s 2010 Amended and Restated Bylaws, Epiq’s strategic review, any fiduciary duty claim relating to Epiq up to the Effective Date, Epiq’s 2014 Amended and Restated Bylaws (including, but not limited to, the Individual Defendants’ fiduciary duties relating thereto), whether legal, equitable, administrative, direct or indirect, or any other type or in any other capacity that the Villere Releasors had, ever had or now have, whether known or unknown, and irrevocably undertake and agree not to initiate or file, nor to encourage other Person to initiate or file, any complaint, proceeding, grievance, appeal or action in any capacity in any forum against any, some or all of the Epiq Releasees on account of any of the claims and counterclaims related to the Actions, which shall be finally and irrevocably compromised, settled, released, and discharged with prejudice.

Of Villere and George Young. The Individual Defendants and Epiq, on behalf of themselves, their respective direct and indirect affiliates, and their respective officers, directors, members, partners (general and limited), employees, principals, agents, shareholders, parents, subsidiaries, representatives, successors in interest, and assigns (collectively, the “Epiq Releasors”), do hereby irrevocably remise, release, acquit and forever discharge Villere, George Young, the Villere Client Counter-Defendants and their respective direct and indirect affiliates, and each of their respective past and present officers, directors, members, partners (general and limited), employees, principals, agents, shareholders, trustees, beneficiaries, parents, subsidiaries, representatives, attorneys, heirs, spouses, predecessors in interest, successors in interest, attorneys and assigns, (collectively, the “Villere Releasees”), from any and all claims, demands, rights, causes of action, suits, petitions, complaints, damages of any kind, liabilities, debts, punitive or statutory damages, penalties, losses and issues of any kind or nature whatsoever, asserted or unasserted, known or unknown, arising out of or relating to the Actions, the Director Appointment Agreement, Epiq’s 2010 Amended and Restated Bylaws, Epiq’s strategic review, any fiduciary duty claim relating to Epiq up to the Effective Date, and Epiq’s 2014 Amended and Restated Bylaws (including, but not limited to, the Individual Defendants’ fiduciary duties relating thereto), whether legal, equitable, administrative, direct or indirect, or any other type or in any other capacity that the Epiq Releasors had, ever had or now have, whether known or unknown, and irrevocably undertake and agree not to initiate or file, nor to encourage other Person to initiate or file, any complaint, proceeding, grievance, appeal or action in any capacity in any forum against any, some or all of the Villere Releasees on account of any of the claims and counterclaims related to the Actions, which shall be finally and irrevocably compromised, settled, released, and discharged with prejudice.

The Villere Releasors and Epiq Releasors (collectively, the “Releasors”) may hereafter discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of the Claims and obligations released herein, but the Releasors expressly have fully, finally and forever settled, released and discharged any and all released Claims and obligations, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or have existed upon any theory of law or equity now existing or coming into existence in the future, without regard to the subsequent discovery or existence of such different or additional facts.

All Epiq Releasees and Villere Releasees, including, without limitation, the Villere Client Counter-Defendants, are intended third party beneficiaries of this Release Agreement.

This Release Agreement shall be governed in all respects, including, without limitation, validity, interpretation and effect, by the laws of the State of Missouri, without giving effect to the choice of law principles of such state.

This Release Agreement shall not waive or release any claim for breach or enforcement of the terms of the Director Nomination Agreement.

Accepted and agreed as of the date first written above:

ST. DENIS J. VILLERE & COMPANY, L.L.C.

By:
Name:
Title:

Accepted and agreed as of the date first written above:

GEORGE V. YOUNG

By:
Name:
Title:

Accepted and agreed as of the date first written above:

EPIQ SYSTEMS, INC.

By:
Name:
Title:

Accepted and agreed as of the date first written above:

TOM W. OLOFSON

By:
Name:
Title:

Accepted and agreed as of the date first written above:

BRAD D. SCOTT

By:
Name:
Title:

Accepted and agreed as of the date first written above:

W. BRYAN SATTERLEE

By:
Name:
Title:

Accepted and agreed as of the date first written above:

EDWARD M. CONNOLLY, JR.

By:
Name:
Title:

Accepted and agreed as of the date first written above:

CHARLES C. CONNELY, IV

By:
Name:
Title:

Accepted and agreed as of the date first written above:

JAMES A. BYRNES

By:
Name:
Title:

Accepted and agreed as of the date first written above:

JOEL PELOFSKY

By:
Name:
Title:

Accepted and agreed as of the date first written above:

DOUGLAS M. GASTON

By:
Name:
Title:

EXHIBIT “D”

FORM OF SUPPORT AGREEMENT

SUPPORT AGREEMENT

SUPPORT AGREEMENT (this “Agreement”), dated as of [●], 2016 between [●], a [●] (“Parent”), and [●], a [●] (“Stockholder”).

WHEREAS, in connection with Parent and Purchaser entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Epiq Systems, Inc., a Missouri corporation (the “Company”), Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.01 per share, of the Company that Stockholder beneficially owns (the “Shares”). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

AGREEMENT TO TENDER; VOTING AGREEMENT

Section 1.01. Agreement to Tender. Unless this Agreement shall have been terminated in accordance with its terms, Stockholder hereby agrees to tender, upon the request of Parent (and agrees that, subject to Applicable Law and for so long as this Agreement remains in effect, it will not withdraw), pursuant to and in accordance with the terms of the Offer, the Shares. Within five Business Days before the originally-scheduled expiration date of the Offer, Stockholder shall deliver to the depositary designated in the Offer (i) a letter of transmittal with respect to the Shares complying with the terms of the Offer, (ii) certificates representing of the Shares or an “agent’s message” in the case of a book-entry share of any uncertificated Shares and (iii) all other documents or instruments required to be delivered by all stockholders pursuant to the terms of the Offer.

Section 1.02. Voting Agreement. Unless this Agreement shall have been terminated in accordance with its terms, (i) Stockholder hereby agrees to vote all Shares that Stockholder is entitled to vote at the time of any vote to approve and adopt the Merger Agreement and the Merger at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement is submitted for the consideration and vote of the stockholders of the Company and (ii) Stockholder hereby agrees that it will not vote any Shares in favor of and will vote against the approval of any Acquisition Proposal. Stockholder hereby revokes any and all previous proxies granted with respect to the Shares.

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ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to Parent that:

Section 2.01. Corporation Authorization. The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the corporate powers of Stockholder and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding Agreement of Stockholder.

Section 2.02. Non-Contravention. The execution, delivery and performance by Stockholder of this agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organizational documents of Stockholder, (ii) violate any Applicable Law, (iii) except as may be required by federal securities laws, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder or (iv) result in the imposition of any Lien on any of the Shares, in each case of (ii), (iii) and (iv), that would reasonably be expected to prevent the consummation by Stockholder of the transactions contemplated by this Agreement..

Section 2.03. Ownership of Shares. Stockholder is the record and beneficial owner of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares), except pursuant to applicable federal securities laws. None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

Section 2.04. Total Shares. Except for the Shares set forth on the signature page hereto, as of the date hereof, Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 2.05. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Stockholder:

Section 3.01. Corporation Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent.

ARTICLE 4

COVENANTS OF STOCKHOLDER

After the date hereof, and unless and until this Agreement is terminated in accordance with its terms, Stockholder hereby covenants and agrees that:

Section 4.01. No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Parent, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any Contract, option or other arrangement with respect to the sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement.

Section 4.02. Other Offers. Neither Stockholder nor any of its Subsidiaries shall, and Stockholder shall instruct its Representatives not to (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any [Takeover Proposal], (ii) enter into or participate in any discussions or negotiations with, furnish any material non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to or otherwise knowingly cooperate with any Third Party that is seeking to make, or has made, an [Takeover Proposal]; provided, however, that notwithstanding the foregoing, Stockholder may, and may authorize and permit any of its Subsidiaries or Representatives to, take any actions to the extent the Company is permitted to take such actions under Section [●] of the Merger Agreement.

Section 4.03. Appraisal Rights. Stockholder agrees not to exercise any rights (including under Sections 351.447 and/or 351.455 of the General and Business Corporation Law of Missouri) to demand appraisal of any Shares which may arise with respect to the Merger.

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ARTICLE 5

MISCELLANEOUS

Section 5.01. Further Assurances. Parent and Stockholder shall each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.02. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the date of any [Company Adverse Recommendation Change], (c) the making of any change, by amendment, waiver, or other modification, by any party, to any provision of the Merger Agreement that reduces or changes the form of consideration payable pursuant to the Merger Agreement or that otherwise adversely affects the Stockholder in any material respect, in each case in this clause (c) without the prior written consent of the Stockholder, and (d) the End Date. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement.

Section 5.03. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that Parent shall reimburse the fees and expenses of legal counsel to Stockholder in connection with this Agreement and the transactions contemplated hereby.

Section 5.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

Section 5.05. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Missouri, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Missouri.

Section 5.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the

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same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.07. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.08. Release. In consideration of the agreements set forth in this Agreement, effective as of the Effective Time, Parent hereby, on behalf of itself and its Affiliates (including Purchaser, and, from and after the Effective Time, the Company and its Subsidiaries), successors and assigns (the “Releasors”), unequivocally, unconditionally and irrevocably releases and discharges Stockholder and its Affiliates, and each of their respective shareholders, partners, members, officers, directors, employees, advisors, agents, successors and assigns (the “Releasees”), from any and all actions, causes of action, choses in action, cases, claims, suits, debts, dues, damages, judgments and liabilities, of any nature whatsoever, in Law, at equity or otherwise, whether direct, derivative or otherwise, which have been asserted against a Releasee or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the Releasors ever could have asserted or ever could assert, in any capacity whatsoever, whether as shareholder or otherwise, either for itself or as an assignee, heir, executor, trustee, administrator, successor or otherwise for or on behalf of any other Person, against the Releasees, arising out of or relating to any acts, omissions, claims, transactions or occurrences whatsoever, up to and including the Effective Time, including in connection with the transactions contemplated by the Merger Agreement (the “Released Claims”); and the Releasors hereby unequivocally, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any Released Claim. Parent shall not make, and shall not permit any of the Releasors to make, any claim or demand, or commence any action, claim, suit or proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against any Releasee.

Section 5.09. Capacity. Stockholder is signing this Agreement solely in Stockholder’s capacity as a stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of Stockholder or any Affiliate, employee, designee or Representative of Stockholder or any of its Affiliates in any other capacity, including, if applicable, as an officer or director of the Company or any of its Subsidiaries.

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Section 5.10. Legal Counsel. The parties hereto acknowledge that Kirkland & Ellis LLP (“Kirkland”) has represented only the Company in connection with the negotiation and execution of the Merger Agreement and the ancillary agreements and transactions contemplated thereby, and that Kirkland has not undertaken to represent any other party in connection therewith.

Section 5.11. No Agreement Until Executed. Irrespective of negotiations among the parties of drafts of this Agreement, this Agreement shall not constitute or be deemed to be evidence of a Contract, agreement, arrangement or understanding between the parties hereto unless and until this Agreement and the Merger Agreement is executed by all parties hereto.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be duly executed as of the day and year first above written.

[PARENT]

By:
Name:
Title:

[STOCKHOLDER]

By:
Name:
Title:

Class of Stock	Shares Owned

EXHIBIT “E”

FORM OF PRESS RELEASE

Press Release

Epiq and Villere Enter Settlement Agreement

Epiq to Nominate Three Additional Independent Directors at Epiq’s 2016 Annual Shareholders Meeting

Companies Agree to Dismissal of Pending Litigation

Kansas City, Kan. June 7, 2016 — Epiq (NASDAQ: EPIQ), a leading global provider of integrated technology solutions and services for the legal profession, today announced that it has reached an agreement with St. Denis J. Villere & Company, L.L.C. (“Villere”) regarding the composition of the Company’s Board of Directors and other matters including a resolution of a potential proxy contest and dismissal of the litigation pending between the companies. Under the terms of the agreement, Epiq will appoint Jeffrey Galgano, Barry LeBlanc and Gregory Share to its slate of directors for the 2016 annual meeting of shareholders, and three Epiq directors will retire from the Board effective December 31, 2016. With the addition of the three new directors, the Epiq Board will expand to twelve members through December 31, 2016 (ten of whom are independent directors) and reduce to nine members on January 1, 2017 (seven of whom are independent directors). All of the Epiq Board members are elected annually.

Tom W. Olofson, chairman and CEO of Epiq Systems, said, “We are pleased to have constructively resolved this matter with Villere, one of our long-term shareholders. This settlement allows us to focus our full energy and resources on maximizing Epiq’s value for the benefit of Epiq’s shareholders.”

George V. Young, a partner at Villere, stated, “We believe this agreement is a very positive outcome and will help drive enhanced value for Epiq’s shareholders.”

As part of the agreement between Epiq and Villere, which beneficially owns approximately 13% of the outstanding shares of Epiq’s common stock, Villere has agreed to certain customary standstill provisions, will vote in favor of the Board’s nominees and other proposals at Epiq’s 2016 annual shareholder meeting, and will support any transaction meeting certain criteria and approved by the Board in connection with its strategic review. Epiq and Villere have also agreed to voluntarily dismiss with prejudice the litigation pending between the parties, and Epiq will amend its bylaws to remove certain thresholds to nominate directors to the Board and reimburse Villere its documented expenses. The full text of the agreement between Epiq and Villere will be filed with the Securities and Exchange Commission as an exhibit to Epiq’s current report on Form 8-K.

About Epiq

Epiq (NASDAQ: EPIQ) is a leading global provider of integrated technology and services for the legal profession, including electronic discovery, bankruptcy, class action and mass tort administration, federal regulatory actions and data breach responses. Our innovative solutions are designed to streamline the administration of litigation, investigations, financial transactions, regulatory compliance and other legal matters. Epiq’s subject-matter experts bring clarity to complexity, create efficiency through expertise and deliver confidence to our clients around the world. For more information, visit us at www.epiqsystems.com.

Forward-looking and Cautionary Statements

This press release includes forward-looking statements. These forward-looking statements include, but are not limited to any projection or expectation of earnings, revenue or other financial items; the plans, strategies and objectives of management for future operations; factors that may affect our operating results; new products or services; the demand for our products and services; our ability to consummate acquisitions, successfully integrate them into our operations and achieve expected synergies; future capital expenditures; effects of current or future economic conditions or performance; industry trends and other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing. These forward-looking statements are based on our current expectations. In this press release, we make statements that plan for or anticipate the future. Forward-looking statements may be identified by words or phrases such as “believe,” “expect,” “anticipate,” “should,” “planned,” “may,” “estimated,” “goal,” “objective,” “seeks,” and “potential” and variations of these words and similar expressions or negatives of these words. Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, provide a “safe harbor” for forward-looking statements. Because forward-looking statements involve future risks and uncertainties, listed below are a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These factors include (1) failure to keep pace with technological changes and significant changes in the competitive environment, (2) risks associated with cyber-attacks, interruptions or delays in services at data centers, (3) general economic conditions and the cyclical nature of certain markets; (4) risks of errors or fraud related to our business processes, (5) interruptions or delays in service at data centers we utilize for delivery of our services, (6) undetected errors in, and failure of operation of, software products releases, (7) unavailability of third-party technology, (8) failure of our financial, operating and information systems to operate as intended, (9) our inability to attract, develop and retain executives and other qualified employees, (10) risks associated with the integration of acquisitions into our existing business operations, (11) risks associated with our international operations, (12) risks of litigation for infringement of proprietary rights, (13) future government legislation or changes in judicial interpretations, (14) any material non-cash write-downs based on impairment of our goodwill, (15) fluctuations in our quarterly results that could cause fluctuations in the market price of our common stock, (16) volatility of the market price of our common stock, (17) the impact of our current review process of strategic alternatives, (18) the impact of litigation related to potential, actual or threatened proxy contests, (19) our failure to pay cash dividends, (20) our inability to raise additional capital to fund our operations because of our level of indebtedness, (21) our inability to maintain compliance with debt covenant ratios, (22) risks associated with indebtedness and interest rate fluctuations, (23) risks associated with provisions of our articles of incorporation that prevent a takeover of Epiq, and (24) other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In addition, there may be other factors not included in our Securities and Exchange Commission filings that may cause actual results to differ materially from any forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements contained herein to reflect future events or developments, except as required by law.

CONTACT:

Investor Contacts:

Kelly Bailey

Epiq Systems

913-621-9500

ir@epiqsystems.com

Chris Eddy / David Collins

Catalyst Global

212-924-9800

epiq@catalyst-ir.com

Media:

Michael Freitag / Mahmoud Siddig / Adam Pollack

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449